Exhibit 99.1

Contact: Mike Drickamer

Vice President, Investor Relations

(281) 765-7170

Patterson-UTI Energy Reports Financial Results for the Three and Nine Months Ended September 30, 2021

HOUSTON, Texas – October 28, 2021 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three and nine months ended September 30, 2021. The Company reported a net loss of $83.0 million, or $0.44 per share, for the third quarter of 2021, compared to a net loss of $112 million, or $0.60 per share, for the third quarter of 2020. Revenues for the third quarter of 2021 were $358 million, compared to $207 million for the third quarter of 2020.

For the nine months ended September 30, 2021, the Company reported a net loss of $293 million, or $1.55 per share, compared to a net loss of $697 million, or $3.70 per share, for the nine months ended September 30, 2020. Revenues for the nine months ended September 30, 2021 were $891 million, compared to $903 million for the same period in 2020.

The financial results for the three months ended September 30, 2021 include pretax acquisition-related expenses of $0.9 million ($0.8 million after-tax) related to the acquisition of Pioneer Energy Services. Pretax acquisition-related expenses totaled $2.1 million for the nine months ended September 30, 2021.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “I am pleased that our total adjusted EBITDA for the third quarter increased 44% sequentially to $51.1 million on a 23% increase in revenues. As well, highlighting that our pressure pumping business continues to improve, adjusted EBITDA in this business more than doubled sequentially in the third quarter on a 36% increase in revenues.”

Mr. Hendricks continued, “In contract drilling, steady growth in activity positively impacted our third quarter financial results. Our average rig count for the third quarter improved to 80 rigs from 73 rigs in the second quarter. We expect activity growth will be robust in the fourth quarter, as we expect our average rig count, including 13 rigs from Pioneer Energy, to be approximately 106 rigs in the United States.

“Total contract drilling revenues and gross profit for the third quarter increased approximately 11% sequentially. On a per rig day basis, average rig margin per day for the third quarter increased slightly to $6,300 as an increase in average rig revenue per day was largely offset by a similar increase in average rig cost per day. The number and cost of rig reactivations, as well as general oilfield cost inflation, including the cost of rig labor, services and supplies, moved higher in the third quarter.

“In the fourth quarter, we expect the increase in the rig count to drive an improvement in total revenue and gross margin. Due to the large number of rig reactivations in the fourth quarter, as well as general cost inflation, average rig margin per day is expected to decrease to approximately $5,500. With the tight rig market and resulting increases we have seen in leading-edge dayrates, we expect daily margins for drilling rigs to rebound in the first quarter.

“As of September 30, 2021, Patterson-UTI and Pioneer Energy had term contracts for drilling rigs in the United States providing for future dayrate drilling revenue of approximately $286 million and $64 million, respectively. Based on contracts currently in place in the United States, we expect an average of 53 rigs operating under term contracts during the fourth quarter, and an average of 35 rigs operating under term contracts during the four quarters ending September 30, 2022.

“In pressure pumping, during the third quarter we were able to achieve higher pricing based on our outstanding service quality. We also benefited from more simulfrac work and the full quarter impact of two spreads that were reactivated in the second quarter. Relative to the second quarter, gross profit increased by 85% to $17.9 million on a 36% increase in revenues to $153 million. We activated our tenth spread in September. We expect to activate our 11th spread late in the fourth quarter and our 12th spread in the first quarter.

“In directional drilling, the third quarter gross profit of $3.4 million increased 35% from the second quarter on a 28% increase in revenues to $31.7 million. During the third quarter, we benefited from the full-quarter impact of the strong growth in activity we saw in the second quarter.”

Mr. Hendricks concluded, “The acquisition of Pioneer Energy Services enhances our position as a leading provider of contract drilling services in the United States and expands our geographic footprint into Latin America. With this acquisition, we have expanded our APEX® rig fleet to 215 rigs of which 166 have super-spec capabilities. We are excited about the opportunities this acquisition offers, and we welcome the Pioneer employees to the Patterson-UTI family.

The Company declared a quarterly dividend on its common stock of $0.02 per share, payable on December 16, 2021, to holders of record as of December 2, 2021.

Financial results for the nine months ended September 30, 2020 include pre-tax charges totaling $461 million, consisting of $423 million of non-cash impairment charges and $38.3 million of restructuring costs. Partially offsetting these charges is a pre-tax gain of $4.2 million.

All references to "per share" in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company's quarterly conference call to discuss the operating results for the quarter ended September 30, 2021, is scheduled for today, October 28, 2021, at 9:00 a.m. Central Time. The dial-in information for participants is (888) 550-5422 (Domestic) and (646) 960-0676 (International). The conference ID for both numbers is 3822955. The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at investor.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a leading provider of oilfield services and products to oil and natural gas exploration and production companies in the United States and other select countries, including contract drilling, pressure pumping and directional drilling services. For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI's current beliefs, expectations or intentions regarding future events. Words such as "anticipate," "believe," "budgeted," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "potential," "project," "pursue," "should," "strategy," "target," or "will," and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including statements regarding Patterson-UTI's future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the ultimate timing, outcome and results of integrating the operations of Pioneer Energy Services into Patterson-UTI; the effects of the acquisition on Patterson-UTI, including Patterson-UTI’s future financial condition, results of operations, strategy and plans; potential adverse reactions or changes to business relationships resulting from the closing of the transaction; the failure to realize expected synergies and other benefits from the transaction; adverse oil and natural gas industry conditions; including the rapid decline in crude oil prices as a result of economic repercussions from the COVID-19 pandemic; global economic conditions; volatility in customer spending and in oil and natural gas prices that could adversely affect demand for Patterson-UTI’s services and their associated effect on rates; excess availability of land drilling rigs, pressure pumping and directional drilling equipment, including as a result of reactivation, improvement or construction; competition and demand for Patterson-UTI’s services; strength and financial resources of competitors; utilization, margins and planned capital expenditures; liabilities from operational risks for which Patterson-UTI does not have and receive full indemnification or insurance; operating hazards attendant to the oil and natural gas business; failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed-term contracts); the ability to realize backlog; specialization of methods, equipment and services and new technologies, including the ability to develop and obtain satisfactory returns from new technology; the ability to retain management and field personnel; loss of key customers; shortages, delays in delivery, and interruptions in supply, of equipment and materials; cybersecurity events; synergies, costs and financial and operating impacts of acquisitions; difficulty in building and deploying new equipment; governmental regulation; climate legislation, regulation and other related risks; environmental, social and governance practices, including the perception thereof; environmental risks and ability to satisfy future environmental costs; technology-related disputes; legal proceedings and actions by governmental or other regulatory agencies; the ability to effectively identify and enter new markets; weather; operating costs; expansion and development trends of the oil and natural gas industry; ability to obtain insurance coverage on commercially reasonable terms; financial flexibility; interest rate volatility; adverse credit and equity market conditions; availability of capital and the ability to repay indebtedness when due; stock price volatility; and compliance with covenants under Patterson-UTI’s debt agreements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI's SEC filings. Patterson-UTI's filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI's website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
REVENUES	$357,885	$207,141	$890,588	$903,448
COSTS AND EXPENSES:
Direct operating costs	285,067	141,257	703,051	632,631
Depreciation, depletion, amortization and impairment	141,065	157,319	437,984	517,201
Impairment of goodwill	—	—	—	395,060
Selling, general and administrative	22,063	22,355	68,176	76,692
Credit loss expense	—	—	—	5,606
Restructuring expenses	—	—	—	38,338
Merger and integration expense	918	—	2,066	—
Other operating (income) expense, net	(1,219)	776	(3,743)	5,980

Total costs and expenses	447,894	321,707	1,207,534	1,671,508

OPERATING LOSS	(90,009)	(114,566)	(316,946)	(768,060)

OTHER INCOME (EXPENSE):
Interest income	37	238	196	1,229
Interest expense, net of amount capitalized	(10,683)	(11,288)	(31,396)	(33,496)
Other	14	512	840	682

Total other expense	(10,632)	(10,538)	(30,360)	(31,585)

LOSS BEFORE INCOME TAXES	(100,641)	(125,104)	(347,306)	(799,645)
INCOME TAX BENEFIT	(17,643)	(12,993)	(54,586)	(102,480)

NET LOSS	$(82,998)	$(112,111)	$(292,720)	$(697,165)

NET LOSS PER COMMON SHARE:
Basic	$(0.44)	$(0.60)	$(1.55)	$(3.70)
Diluted	$(0.44)	$(0.60)	$(1.55)	$(3.70)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	188,965	187,280	188,355	188,193
Diluted	188,965	187,280	188,355	188,193
CASH DIVIDENDS PER COMMON SHARE	$0.02	$0.02	$0.06	$0.08

PATTERSON-UTI ENERGY, INC.

Additional Financial and Operating Data

(unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2021	2020	2021	2020	2021
Contract Drilling:
Revenues	$157,925	$115,054	$433,158	$553,552	$141,732
Direct operating costs	$111,537	$59,117	$291,049	$309,664	$100,134
Margin (1)	$46,388	$55,937	$142,109	$243,888	$41,598
Restructuring expenses	$—	$—	$—	$2,430	$—
Other operating expenses (income), net	$(28)	$—	$17	$(4,155)	$33
Selling, general and administrative	$1,086	$876	$3,346	$3,684	$1,202
Depreciation, amortization and impairment	$97,160	$102,275	$297,426	$328,843	$98,592
Impairment of goodwill	$—	$—	$—	$395,060	$—
Operating loss	$(51,830)	$(47,214)	$(158,680)	$(481,974)	$(58,229)

Operating days	7,361	5,499	20,196	24,184	6,652

Average revenue per operating day	$21.45	$20.92	$21.45	$22.89	$21.31
Average direct operating costs per operating day	$15.15	$10.75	$14.41	$12.80	$15.05
Average margin per operating day (1)	$6.30	$10.17	$7.04	$10.08	$6.25
Average rigs operating	80	60	74	88	73

Capital expenditures	$21,239	$9,502	$56,708	$101,448	$24,042

Pressure Pumping:
Revenues	$152,634	$71,973	$340,464	$256,613	$111,991
Direct operating costs	$134,726	$63,721	$313,556	$234,844	$102,320
Margin (2)	$17,908	$8,252	$26,908	$21,769	$9,671
Restructuring expenses	$—	$—	$—	$31,331	$—
Selling, general and administrative	$1,844	$2,004	$5,379	$6,748	$1,852
Depreciation, amortization and impairment	$29,838	$37,104	$98,963	$118,586	$31,740
Operating loss	$(13,774)	$(30,856)	$(77,434)	$(134,896)	$(23,921)

Average active spreads (3)	9	4	7	6	8
Effective utilization (4)	10.1	5.1	7.9	5.4	7.9

Fracturing jobs	116	69	292	193	105
Other jobs	185	180	591	541	206
Total jobs	301	249	883	734	311

Average revenue per fracturing job	$1,265.98	$960.70	$1,102.58	$1,251.37	$1,006.36
Average revenue per other job	$31.24	$31.58	$31.32	$27.91	$30.69
Average revenue per total job	$507.09	$289.05	$385.58	$349.61	$360.10
Average costs per total job	$447.59	$255.91	$355.10	$319.95	$329.00
Average margin per total job (2)	$59.50	$33.14	$30.47	$29.66	$31.10

Margin as a percentage of revenues (2)	11.7%	11.5%	7.9%	8.5%	8.6%

Capital expenditures	$6,468	$1,653	$19,457	$17,880	$8,921

PATTERSON-UTI ENERGY, INC.

Additional Financial and Operating Data

(unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2021	2020	2021	2020	2021
Directional Drilling:
Revenues	$31,728	$10,271	$76,267	$56,498	$24,869
Direct operating costs	$28,360	$9,754	$67,367	$54,348	$22,370
Margin (5)	$3,368	$517	$8,900	$2,150	$2,499
Restructuring expenses	$—	$—	$—	$3,175	$—
Selling, general and administrative	$1,177	$829	$3,651	$4,169	$1,015
Depreciation, amortization and impairment	$6,772	$9,600	$19,863	$29,698	$6,594
Operating loss	$(4,581)	$(9,912)	$(14,614)	$(34,892)	$(5,110)

Margin as a percentage of revenues (5)	10.6%	5.0%	11.7%	3.8%	10.0%

Capital expenditures	$3,290	$510	$4,613	$4,562	$1,219

Other Operations:
Revenues	$15,598	$9,843	$40,699	$36,785	$13,182
Direct operating costs	$10,444	$8,665	$31,079	$33,775	$10,409
Margin (6)	$5,154	$1,178	$9,620	$3,010	$2,773
Restructuring expenses	$—	$—	$—	$501	$—
Selling, general and administrative	$623	$747	$1,489	$2,969	$441
Depreciation, depletion, amortization and impairment	$5,866	$6,852	$17,309	$35,087	$5,619
Operating loss	$(1,335)	$(6,421)	$(9,178)	$(35,547)	$(3,287)

Capital expenditures	$2,833	$1,704	$9,006	$9,776	$3,429

Corporate:
Selling, general and administrative	$17,333	$17,899	$54,311	$59,122	$19,045
Restructuring expenses	$—	$—	$—	$901	$—
Depreciation	$1,429	$1,488	$4,423	$4,987	$1,492
Credit loss expense	$—	$—	$—	$5,606	$—
Merger and integration expense	$918	$—	$2,066	$—	$1,148
Other operating (income) expense, net	$(1,191)	$776	$(3,760)	$10,135	$(2,822)

Capital expenditures	$434	$73	$1,053	$1,377	$439

Total Capital Expenditures	$34,264	$13,442	$90,837	$135,043	$38,050

(1)
For Contract Drilling, margin is defined as revenues less direct operating costs and excludes restructuring expenses, depreciation, amortization and impairment, impairment of goodwill, other operating expenses (income), net and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.
(2)
For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes restructuring expenses, depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per total job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.
(3)
Average active spreads is the average number of spreads that were crewed and actively marketed during the period.
(4)
Effective utilization is calculated as total pumping days during the quarter divided by 75 days or during the first nine months of the year divided by 225 days, which we consider full effective utilization for a spread during the period.
(5)
For Directional Drilling, margin is defined as revenues less direct operating costs and excludes restructuring expenses, depreciation, amortization and impairment and selling, general and administrative expenses. Margin as a percentage of revenues is defined as margin divided by revenues.
(6)
For Other Operations, margin is defined as revenues less direct operating costs and excludes restructuring expenses, depreciation, depletion, amortization and impairment, and selling, general and administrative expenses.

	September 30,	December 31,
Selected Balance Sheet Data (unaudited, in thousands):	2021	2020
Cash and cash equivalents	$191,284	$224,915
Current assets	$543,532	$477,956
Current liabilities	$338,849	$273,722
Working capital	$204,683	$204,234
Long-term debt	$902,104	$901,484

PATTERSON-UTI ENERGY, INC.

Non-U.S. GAAP Financial Measures

(unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2021	2020	2021	2020	2021
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Net loss	$(82,998)	$(112,111)	$(292,720)	$(697,165)	$(103,309)
Income tax benefit	(17,643)	(12,993)	(54,586)	(102,480)	(15,973)
Net interest expense	10,646	11,050	31,200	32,267	10,684
Depreciation, depletion, amortization and impairment	141,065	157,319	437,984	517,201	144,037
Impairment of goodwill	—	—	—	395,060	—

Adjusted EBITDA	$51,070	$43,265	$121,878	$144,883	$35,439

Total revenues	$357,885	$207,141	$890,588	$903,448	$291,774
Adjusted EBITDA margin	14.3%	20.9%	13.7%	16.0%	12.1%

Adjusted EBITDA by operating segment:
Contract drilling	$45,330	$55,061	$138,746	$241,929	$40,363
Pressure pumping	16,064	6,248	21,529	(16,310)	7,819
Directional drilling	2,191	(312)	5,249	(5,194)	1,484
Other operations	4,531	431	8,131	(460)	2,332
Corporate	(17,046)	(18,163)	(51,777)	(75,082)	(16,559)

Consolidated Adjusted EBITDA	$51,070	$43,265	$121,878	$144,883	$35,439

(1)
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”). We define Adjusted EBITDA as net loss plus net interest expense, income tax benefit and depreciation, depletion, amortization and impairment expense (including impairment of goodwill). We present Adjusted EBITDA because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net loss in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.

Pressure Pumping Adjusted EBITDA

(unaudited, dollars in thousands)

	Three Months Ended	Three Months Ended
	September 30,	June 30,
	2021	2021	Change
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Operating loss	$(13,774)	$(23,921)
Depreciation, amortization and impairment	29,838	31,740

Adjusted EBITDA	$16,064	$7,819	105%

(1)
We present Adjusted EBITDA of our pressure pumping business because we believe it provides to both management and investors additional information with respect to the performance of our pressure pumping business and a comparison of the results of our pressure pumping operations from period to period and against our peers without regard to our financing methods or capital structure. Pressure Pumping Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measure of operating income (loss).